POWER OF ATTORNEY
Crown Finance Foundation, registered at “Am Schrägen Weg 14, FL-9490 Vaduz” represented by Dr. Norbert Seeger, Attorney-at-Law, Vaduz, and Dr. Christian Zangerle, Vaduz, with joint signature right by two, herewith empowers
Mr. Franz Thomas Alexander Wolf, holder of Passport No. 2478487411 of the Federal Republic of Germany, issued on March 24, 2006 by Bezirksamt Lichtenberg von Berlin
to sign on behalf of Crown Finance Foundation reports to be filed with the United States Security and Exchange Commission under the Securities Exchange Act of 1934.
This Power of Attorney is valid until 31st July 2008.
Vaduz, 4 July 2007
CROWN FINANCE FOUNDATION

/Dr. Norbert Seeger/ (Dr. Norbert Seeger)	/Dr. Christian Zangerle/ (Dr. Christian Zangerle)